EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into in duplicate this 27th day of September, 2007, by and among John Bracey (the “Seller”); and Fountainhead Capital Management Limited, a Jersey, Channel Islands corporation (the “Purchaser”); Laurier International Inc., a Delaware corporation (the “Corporation”).

RECITALS

A. The Seller is the owner of three million (3,000,000) shares of common stock issued by the Corporation (the “Shares”). Katherine Bracey, wife of the Seller, is the owner of two million (2,000,000) shares of common stock issued by the Corporation.

B. The Purchaser desires to purchase the Shares from the Seller, on the terms and subject to the conditions specified in this Agreement.

C. The Seller desires to sell, assign, transfer, convey, surrender, deliver, and set over the Shares to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

D. In addition to the Purchase Price (as that term is defined by the provisions of Section 2 of this Agreement), to induce the Seller to sell the Shares to the Purchaser, the parties desire that the Corporation (i) transfer, assign, convey, deliver, and set over to the Seller all of the Corporation’s right, title, and interest in and to those shares of capital stock issued by Geotheatre Productions, Inc., a Delaware corporation (“Geotheatre”), and held by the Corporation (the “Geotheatre Shares”) and (ii) deliver to the Seller all of the books and records of Geotheatre.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREE-MENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

1. Purchase of Shares. On the terms and subject to all of the conditions specified by the provisions of this Agreement and upon the performance by each of the parties of their respective obligations created by the provisions of this Agreement, the Seller hereby forever and irrevocably sells, assigns, transfers, surrenders, conveys, delivers, and sets over the Shares to the Purchaser, and the Purchaser hereby purchases the Shares from the Seller.

2. The Purchase Price. The Purchaser shall deposit or cause to be deposited with Sichenzia Ross Friedman Ference LLP, counsel for the Purchaser (the “Escrow Agent”), the principal amount of $105,000.00 (the “Purchase Price”), which shall be held and distributed by the Escrow Agent for distribution to the Seller in accordance with the provisions set forth in the Escrow Agreement.

3. Representations and Warranties of the Seller and the Corporation. The Seller and the Corporation hereby jointly and severally represent and warrant to the Purchaser that:

3.1. Organization and Good Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Corporation is not required to be qualified to transact business in any other jurisdiction where the failure to do so would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Corporation , taken as a whole, or (iii) a material adverse effect on the Corporation’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

3.2. Authority.

(a) The Corporation has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

(b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Board of Directors of the Corporation, having full power and authority to authorize such actions.

(c) Subject to any consents required under Section 3.7 below, the Seller and the Corporation have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Seller and the Corporation and constitutes a valid and binding obligation of the Seller and the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and subject to general principles of equity that restrict the availability of equitable remedies.

(d) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller or the Corporation is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Corporation, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller or the Corporation in any way.

3.3. Shares.

(a) The authorized capital stock of the Corporation consists of 80,000,000 shares of common stock, par value $0.001 per share, of which 5,501,000 shares are issued and outstanding as of the Closing Date. All of the Corporation’s Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) Seller is the lawful record and beneficial owner of 3,000,000 Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 3.3, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Corporation is or may become obligated to issue, assign or transfer any shares of capital stock of the Corporation. Upon the delivery to Purchaser on the Closing Date of the certificates representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to 54.54 % the then issued and outstanding shares of capital stock of the Corporation, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

3.4. Basic Corporate Records. The copies of the Certificate of Incorporation of the Corporation (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Corporation, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Corporation secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

3.5. Minute Books. The minute book of the Corporation, which has been exhibited to the Purchaser, contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of the Corporation, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of the Corporation.

3.6. Subsidiaries and Affiliates. The Corporation wholly owns Geotheatre Productions, Inc., a Delaware corporation, that was incorporated on March 12, 2001.

3.7. Consents. Except as set forth in Schedule 3.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Corporation nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Corporation.

3.8. SEC Reports; Financial Statements. The Corporation has filed all reports, schedules, forms, statements and other documents required to be filed by the Corporation under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Corporation was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of the Corporation and its Subsidiaries for the past two fiscal years and unaudited financial statement for the most recent fiscal quarter, to the extent not included in the SEC Reports, are attached hereto as Schedule 3.8. Such financial statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Corporation and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. For the purposes hereof, the balance sheet of the Corporation as of June 30, 2007 is referred to as the “Balance Sheet” and June 30, 2007 is referred to as the “Balance Sheet Date”.

3.9. Records and Books of Account. The records and books of account of the Corporation reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis and delivered to the Purchaser on the Closing Date. Subsequent to the Closing Date, the Corporation will assist the Purchaser in filing the Corporation’s Form 10-QSB on September 30, 2007.

3.10. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Corporation of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Corporation under any pension, health and welfare benefit plan, vacation plan or other plan of the Corporation, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that would reasonably be expected to result in any material liability of the Corporation, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Corporation recent customary business practice, none of which would reasonably be expected to have a Material Adverse Effect.

3.11. Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) (i) The Corporation has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Corporation with any Tax authority. All such Returns are true, correct and complete in all material respects. The Corporation has paid all Taxes shown to be due on such Returns. Except as listed on Schedule 3.11 hereto, the Corporation is currently the beneficiary of any extensions of time within which to file any Returns. The Seller and the Corporation have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Corporation in the last three (3) years.

(ii) The Corporation, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

(iii) The Corporation has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Corporation. The Corporation has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Corporation either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Corporation which has not been satisfied. The Corporation is not a party to nor has the Corporation been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Corporation have any reason to believe that any such notice will be received in the future. Neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of the Corporation. The Corporation has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Corporation or its Affiliates with respect to any matter relating to Taxes of the Corporation. There are no Tax liens of any kind upon any property or assets of the Corporation, except for inchoate liens for Taxes not yet due and payable.

(v) The Corporation has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vi) There is no contract, agreement, plan or arrangement to which the Corporation is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Corporation that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Corporation is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) The Corporation has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Corporation.

(viii) The Corporation is not a party to, nor does it have any obligation under, any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix) None of the Corporation assets are tax exempt use property within the meaning of Section 168(h) of the Code.

3.12. Reserved.

3.13. Reserved.

3.14. Reserved.

3.15. Real Property Matters. The Corporation does not owns any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

3.16. Reserved.

3.17. Reserved.

3.18. Reserved.

3.19. Banking and Personnel Lists. The Seller and the Corporation will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Corporation:

(i) The name of each bank in which the Corporation has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Corporation, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) A schedule of workers’ compensation payments of the Corporation over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees the Corporation against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv) The name of all pensioned employees of the Corporation whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

(v) The name, address, telephone number, facsimile number, email address, the name of the principal contact and all other relevant contact information of all clients and customers of the Corporation.

3.20. Contracts. Except as would not have a material adverse effect on the Corporation or its obligations, (i) all contracts, agreements and commitments of the Corporation are valid, binding and in full force and effect, and (ii) neither the Corporation nor, to the Seller’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. The sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Corporation, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Corporation resulting from the sale of the Shares by the Seller. True and complete copies of all contracts of the Corporation will be delivered to Purchaser at Closing.

3.21. Compliance With the Law. The Corporation is not in material violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 3.21, the Corporation has not been and is not now charged with, or to the knowledge of the Seller or the Corporation under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Seller or the Corporation, are there any circumstances that would reasonably be expected to give rise to any such violation. The Corporation has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

3.22. Litigation; Pending Labor Disputes.

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or the Corporation, threatened, against the Seller or the Corporation, relating to the Business or the Corporation or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Seller or the Corporation for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Corporation relating to the Business or the Corporation the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Corporation or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) No work stoppage has occurred and is continuing or, to the knowledge of Seller or the Corporation, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Corporation.

(iv) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Seller or the Corporation, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Corporation.

3.23. Absence of Certain Changes or Events. The Corporation has not, since the Balance Sheet Date, except as described on Schedule 3.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except for obligations or liabilities incurred in the ordinary course, and any such obligation or liability incurred in the ordinary course would not have a Material Adverse Effect, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that would not have a Material Adverse Effect;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which would not have a Material Adverse Effect;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent, other than regularly scheduled increases that are consistent with past practices;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, or equipment in excess of $10,000.00 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) that would individually or in the aggregate have a Material Adverse Effect or experienced any other material adverse change or changes individually or in the aggregate that would have a Material Adverse Effect.

3.24. Employee Benefit Plans.

(a) Schedule 3.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) the Corporation at any time during the five (5) years prior to the date hereof.

(b) Except as would not be expected to have a Material Adverse Effect, there has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Corporation. With respect to any Employee Programs now or heretofore maintained by the Corporation, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Corporation or any affiliate (as defined below) and that would not have a Material Adverse Effect. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) that would not have a Material Adverse Effect is pending or, to the knowledge of the Corporation or Seller, threatened with respect to any such Employee Program.

(c) Except as set forth in Schedule 3.24 attached hereto, the Corporation nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Section 3.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of the Corporation for purposes of this Section 3.24 if it would have ever been considered a single employer with the Corporation under ERISA Section 4001(b) or part of the same “controlled group” as the Corporation for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.25. Reserved.

3.26. Reserved.

3.27. Absence of Certain Commercial Practices. Except as described on Schedule 3.27, neither the Corporation nor the Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Corporation or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

3.28. Licenses, Permits, Consents and Approvals. The Corporation has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business and the absence of any of which would have a Material Adverse Effect. All Licenses of the Corporation are listed on Schedule 3.28 hereto. At the Closing, the Corporation will have all such Licenses which are material to the conduct of the Business and the absence of any of which would have a Material Adverse Effect, and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 3.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Corporation pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Corporation or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Corporation and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

3.29. Environmental Matters. Except as set forth on Schedule 3.29 hereto:

(a) To the Seller’s knowledge, the operations of the Corporation are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b) To the Seller’s knowledge, the Corporation has obtained all permits required under all applicable Environmental Laws necessary to operate the Business; and

(c) The Corporation has not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof.

3.30. Broker. Except as specified in Schedule 3.30, neither the Corporation nor the Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Corporation shall not be obligated to pay any fee or commission associated with the retention or engagement by the Corporation or Seller of any broker in connection with any transaction contemplated by this Agreement.

3.31. Related Party Transactions. Except as described in Schedule 3.31, all transactions during the past five years between the Corporation and any current or former shareholder or any entity in which the Corporation or any current or former shareholder had or has a direct or indirect interest have been fair to the Corporation as determined by the Board of Directors of each Corporation. No portion of the sales or other on going business relationship of the Corporation is exclusively dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Seller, except as described in Schedule 3.31. During the past five (5) years, the Corporation has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Seller.

3.32. Patriot Act. The Corporation and the Seller certify that the Corporation has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Corporation and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Corporation and the Seller hereby represent, warrant and agree that: (i) none of the cash or property that the Seller has contributed or paid or will contribute or will contribute and pay to the Corporation has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) the business of the Corporation has been conducted in material compliance with the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller or the Corporation. The Seller agrees to provide the Purchaser any additional information regarding the Corporation that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

3.33. Disclosure. All statements contained in any contract, schedule, closing certificate, opinion, or other closing document delivered by or on behalf of the Seller or the Corporation pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller and the Corporation herein. No statement, representation or warranty by the Seller or the Corporation in this Agreement or in any contract, schedule, closing certificate, opinion, or other closing document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business the Corporation with full and fair disclosure concerning the Corporation, the Business and the Corporation’s affairs.

3.34.  Voluntary Nature of Transaction. The sale by the Seller to the Purchaser of the Shares is made freely and voluntarily by the Seller. The Seller, in selling the Shares to the Purchaser, is not acting under fraud, duress, menace, or undue influence.

4. Purchaser’s Representations, Warranties, and Covenants. The Purchaser represents and warrants to the Seller and covenants with the Seller the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of the Seller pursuant hereto:

4.1  Validity of Agreement. This Agreement is valid and obligates the Purchaser. The Purchaser has full and complete power and authority to purchase the Shares, as contemplated by the provisions of this Agreement. The person signing and delivering this Agreement for and on behalf of the Purchaser has the capacity, and has been authorized, empowered, and instructed, to sign and deliver this Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation of the transaction contemplated by this Agreement has been duly authorized and approved by the requisite authority of the Purchaser, and no other action by the Purchaser is necessary to approve this Agreement or approve the consummation of that transaction.

4.2  Brokerage and Finder's Fees. The Purchaser has not incurred any liability to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to the transaction contemplated by the provisions of this Agreement.

4.3   Voluntary Nature of Transaction. The Purchaser’s purchase of the Shares is made freely and voluntarily by the Purchaser. The Purchaser, in purchasing the Shares, is not acting under fraud, duress, menace, or undue influence.

4.4  Restricted Securities. The Purchaser is aware that the Seller acquired the Shares in a transaction which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 (the “Act”); and, therefore, the Shares are “restricted securities” (as that term is contemplated by the provisions of Rule 144 promulgated pursuant to the Act). Additionally, the Purchaser understands that the Shares cannot be sold, assigned, transferred, or conveyed (a) without registration pursuant to (i) the Act and (ii) relevant state securities acts or, alternatively, (b) in a transaction exempt from such registration.

4.5  Organization and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation.

4.6  Reserved.

4.7  Return of Books and Records of Geotheatre. The Purchaser shall cause the Corporation to deliver to Stepp Law Group, a California professional corporation, for and on behalf of John Bracey, at the expense of the Corporation, all of the books, records, and other “writings” (as that term is defined by the provisions of Section 250 of the California Evidence Code) in the possession of the Corporation in any way relating to Geotheatre or its business (the “Geotheatre Records”).

5. Closing Procedures

5.1 Resignation as Director of the Corporation. The Seller shall deliver or cause to be delivered to the Purchaser that letter of resignation of the Seller, subject to Section 14(f) of the Exchange Act, as which the Seller resigns as a member of the Board of Directors of the Corporation. An Information Statement in connection with the intended appointment of one new member of the Corporation’s Board of Directors shall thereafter be mailed to stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14(f)(1) thereunder.

5.2  Delivery of Stock Certificate. The Escrow Agent shall deliver the stock certificate and the Purchase Price in accordance with the terms and provisions of the Escrow Agreement.

6. Sale of Common Stock by Katherine Bracey. The Purchaser’s obligations to purchase the Shares shall be, and hereby is, conditioned completely on the sale by Katherine Bracey of those two million (2,000,000) shares of common stock issued by the Corporation and held by her on the date and at the time the Seller sells the Shares to the Purchaser.

7. Indemnification.

7.1  Provisions for Benefit of the Purchaser.

(i) In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties, and covenants contained herein, for a period of 18 months following the Closing Date (the “Survival Period”), provided that the Purchaser makes a written claim for indemnification against the Seller within such Survival Period, then the Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of the Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

(ii) The Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Corporation may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Corporation (whether or not accrued or otherwise disclosed) (x) for any taxes of the Corporation with respect to any tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and (y) for the unpaid taxes of any person (other than the Corporation) under Section 1.1502-6 of the Regulations adopted under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iii) The Seller shall indemnify the Purchaser from and against the entirety of any liabilities arising out of the ownership of the Shares or operation of the Corporation prior to the Closing.

(iv) The Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Corporation may suffer resulting from, arising out of, relating to, in the nature of, or caused by any indebtedness or other liabilities of the Corporation existing as of the Closing Date.

7.2  Indemnification Provisions for Benefit of the Seller. In the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties, and covenants contained herein, during the Survival Period above, provided that the Seller makes a written claim for indemnification against the Purchaser within the Survival Period, then the Purchaser shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

7.3  Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party“) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 7.3(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

7.4  Other Indemnification Provisions. The Seller hereby indemnifies the Corporation against any and all claims that may be filed by a current or former officer, director or employee of the Seller by reason of the fact that such person was a director, officer, employee, or agent of the Corporation or was serving the Corporation at the request of the Seller or the Corporation as a partner, trustee, director, officer, employee, or agent of another entity, whether such claim is for accrued salary, compensation, indemnification, judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought against the Corporation (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to an agreement, applicable law, or otherwise).

8. Amendment. This Agreement may be amended by the Purchaser and the Seller by action taken at any time. This Agreement may not be amended, except by an instrument in writing signed for and on behalf of the Purchaser and the Seller.

9. Further Assurances. Each party, at any time and from time to time, at another party’s request, shall execute, acknowledge, and deliver any and all instruments and take any and all action that may be necessary or appropriate to carry out, perform, and effectuate the intents and purposes of this Agreement.

10. Captions and Interpretations. Captions of the sections and paragraphs of this Agreement are for convenience and reference only, and the words specified therein shall in no way be held to explain, modify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The language of this Agreement, in all cases, shall be construed in accordance of the fair meaning of that language, as if prepared by both parties and not strictly for or against either party. The rule of construction which requires a court to resolve any ambiguities against the drafting party shall not apply to interpreting the provisions of this Agreement.

11. Governmental Rules and Regulations. The transaction contemplated by the provisions of this Agreement is, and shall remain, subject to any and all present and future orders, rules, and regulations of any duly constituted authority having jurisdiction of that transaction.

12. Severability. In the event any part of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining parts of this Agreement, which remaining parts shall remain in full force and effect as if this Agreement has been executed with the invalid parts eliminated. It is hereby declared the intention of the parties that they would have executed the remaining parts of this Agreement without including any such part which, for any reason, may be hereinafter determined to be invalid.

13. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for signature. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement, and when all such copies are received and signed by both parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties to this Stock Purchase Agreement have executed and delivered this Stock Purchase Agreement of the date specified in the preamble of this Agreement.

Fountainhead Capital Management Limited,
a Jersey, Channel Islands corporation

By:
John Bracey
		Its:	President

By:

		Its:	Secretary

Laurier International Inc.,
a Delaware corporation

By:

Its:	President

By:

Its:	Secretary

Schedule 3.2 - None

Schedule 3.3 - None

Schedule 3.7 - None

Schedule 3.8 - None

Schedule 3.11 - None

Schedule 3.21 - None

Schedule 3.23 - None

Schedule 3.24 - None

Schedule 3.27 - None

Schedule 3.28 - None

Schedule 3.29 - None

Schedule 3.30 - None

Schedule 3.31 - None